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                                                                   EXHIBIT 11.1

                           HMT TECHNOLOGY CORPORATION

           STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (1)
                      (In thousands, except per share data)




                                           QUARTER ENDED        NINE MONTHS ENDED
                                             DECEMBER 31,           DECEMBER 31,
                                       ---------------------   ---------------------
                                          1996       1995        1996         1995
                                       ---------   ---------   ---------   ---------
Primary and Fully Diluted:                   (Unaudited)      (Unaudited)  (Audited)
Weighted average shares outstanding
for the period .....................      40,673      29,656      40,346      29,656
Common equivalent shares pursuant to
Staff Accounting Bulletin No. 83 ..         --         5,166        --         5,166
 Dilutive options and warrants .....       3,556        --         3,804        --
                                       ---------   ---------   ---------   ---------
Shares used in computing per share
amounts ............................      44,229      34,822      44,150      34,822
                                       =========   =========   =========   =========
Net income available for common
  stockholders .....................     $13,074     $19,519     $45,574     $34,406
                                       =========   =========   =========   =========

Net income available for common
stockholders per share .............       $0.30       $0.56       $1.03       $0.99
                                       =========   =========   =========   =========

(1)  Primary and fully diluted calculations are substantially the same




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